================================================================================

                                  SCHEDULE 14A
                                   (RULE 14A)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            THE LUBRIZOL CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:______________________

     (2) Aggregate number of securities to which transaction applies:_________________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):_____________
         ___________________________________________

     (4) Proposed maximum aggregate value of transaction:_______________________

     (5) Total fee paid:________________________________________________________

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:________________________________________________

     (2) Form, Schedule or Registration Statement No.:__________________________

     (3) Filing Party:__________________________________________________________

     (4) Date Filed:____________________________________________________________

================================================================================

[LOGO]

THE LUBRIZOL CORPORATION
29400 LAKELAND BOULEVARD
WICKLIFFE, OHIO 44092-2298

                                                                  March 19, 1997

TO OUR SHAREHOLDERS:

     You are cordially invited to attend the 1997 Annual Meeting of Shareholders on Monday, April 28, 1997, at 10:00 a.m., at the Clarion Hotel & Conference Center, 35000 Curtis Boulevard, Eastlake, Ohio.

     The attached Notice and Proxy Statement describe the business of the meeting. After the transaction of the formal business, officers will report on current operations and plans. A question and answer period will follow.

     At the 1996 meeting, approximately 88 percent of the Common Shares outstanding were voted either in person or by proxy. Your continued support is appreciated, and we hope that you will be able to join us at the April 28 meeting.

                                                Cordially,

                                                   /s/ W.G. Bares

                                                Chairman of the Board,
                                                President and Chief Executive
                                                Officer

                            THE LUBRIZOL CORPORATION
                            29400 LAKELAND BOULEVARD
                             WICKLIFFE, OHIO 44092

                 NOTICE OF 1997 ANNUAL MEETING OF SHAREHOLDERS

     Notice is hereby given that the 1997 Annual Meeting of Shareholders of The Lubrizol Corporation will be held at the Clarion Hotel & Conference Center, 35000 Curtis Boulevard, Eastlake, Ohio, on Monday, April 28, 1997, at 10:00 a.m., for the following purposes:

     1. To elect four directors for three-year terms;

     2. To confirm the appointment of Deloitte & Touche LLP as independent auditors;

     3. To transact such other business as properly may come before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on March 7, 1997, are entitled to notice of and to vote at the meeting. A shareholder who executes and returns the accompanying proxy may revoke such proxy at any time before it is voted at the meeting by following the procedures set forth in the attached Proxy Statement.

                                                      K. H. HOPPING
                                                        Secretary

Wickliffe, Ohio
March 19, 1997

                            RETURN OF PROXIES REQUESTED

              TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE
                SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY,
                    FOR WHICH A RETURN ENVELOPE IS PROVIDED.

                            THE LUBRIZOL CORPORATION
                            29400 LAKELAND BOULEVARD
                             WICKLIFFE, OHIO 44092

                                PROXY STATEMENT

                              GENERAL INFORMATION

     The accompanying proxy is solicited by the Board of Directors of the Corporation and will be voted in accordance with the instructions given in the proxy if it is timely returned, duly executed and is not revoked. A shareholder may revoke a proxy at any time before it is voted by giving notice to the Corporation in writing or in open meeting. Attendance at the meeting will not in and of itself revoke a proxy.

     This Proxy Statement and the accompanying proxy were first mailed to shareholders on or about March 19, 1997. The record date for determination of shareholders entitled to vote at the meeting was the close of business on March 7, 1997. On that date, the outstanding voting securities of the Corporation were 58,490,294 Common Shares without par value ("Common Shares"). Each Common Share is entitled to one vote.

     So far as the Corporation is aware, no matters will be presented to the meeting for action on the part of the shareholders other than those stated in the notice. If any other matter is properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote the shares to which the proxy relates in accordance with their best judgment. Abstentions will be deemed to be present at the meeting for purposes of determining a quorum and will be counted as voting (but not for or against) with regard to the issue to which the abstention relates. Any "broker nonvote" also will be deemed to be present for quorum purposes but will not be counted as voting with regard to the issue to which it relates.

     The Corporation has adopted a policy to the effect that all proxies, ballots and voting tabulations identifying how a particular shareholder has voted on any issue will be kept confidential and will not be disclosed to the Corporation, unless such disclosure is mandated by law or is requested by that particular shareholder, or except with respect to any contested election for the Board of Directors. Accordingly, shareholders are requested to return proxies to American Stock Transfer & Trust Company, which serves as the independent tabulator and inspector of elections and reports the voting results to the Corporation.

     The cost of soliciting proxies will be borne by the Corporation. The Corporation will, upon request, reimburse brokerage houses, custodians, nominees and others for their out-of-pocket and reasonable clerical expenses incurred in connection with such solicitation. Officers and employees of the Corporation, without being additionally compensated, may make requests by letter, telephone or in person for the return of proxies.

                             ELECTION OF DIRECTORS

     The authorized number of directors of the Corporation is presently fixed at eleven, divided into three classes: two having four members and one having three members. The directors in each class are elected for three-year terms so that the term of office of one class of directors expires at each annual meeting.

     For election as directors at the Annual Meeting of Shareholders to be held on April 28, 1997, the Organization and Compensation Committee has recommended, and the Board of Directors has approved, the nomination of Edward F. Bell, Lester E. Coleman, Forest J. Farmer, Sr. and Ronald A. Mitsch, all of whom are currently directors, to serve for three-year terms expiring in 2000. Mr. Farmer was appointed as a director in January 1997 as a member of the class whose term expires in 1997. It is anticipated that Thomas C. MacAvoy will retire as a director effective at the 1997 Annual Meeting of Shareholders, in accordance with the Corporation's retirement policy for directors, and that the number of directors will then be fixed at ten.

     If any of the nominees becomes unavailable for election, the accompanying proxy will be voted for the election of such person, if any, as shall be recommended by the Organization and Compensation Committee, or will be voted in favor of holding a vacancy to be filled by the directors. The Corporation has no reason to believe that any nominee will be unavailable. The nominees receiving the greatest number of votes shall be elected to the director positions to be filled.

     The following information is provided regarding each nominee for election as a director and each of the other directors who will continue in office after the meeting:

NOMINEES FOR ELECTION
                     EDWARD F. BELL, age 67, retired in January 1993 as President and
                     Chief Executive Officer of Ameritech Ohio. He served in the U.S.
[EDWARD F. BELL      Army Signal Corps during the Korean War and started his tele-
PHOTO]               communications career in 1953 as a lineman for Illinois Bell. He subsequently served in several assignments in the engineering department of this company before transferring to American
                     Telephone and Telegraph Company in New York City in 1962. He
                     returned to Illinois Bell in 1964 and once again served in several posts, the last being Assistant Vice President-Corporate
                     Planning. He joined Ohio Bell in 1976 as Vice
                     President-Engineering and Corporate Planning and was elected
                     President effective April 1, 1983. He became a Lubrizol Director in 1990. A native of Chicago, Mr. Bell graduated in 1951 from the University of Illinois with a B.S. degree in electrical engineering and received an M.B.A. from Northwestern University in 1960. He is a Trustee of the Cleveland State University
                     Foundation, Catholic Charities Foundation, the Cleveland Clinic,
                     Health Trustee Institute and United Way Services of Cleveland.

                     L. E. COLEMAN, age 66, retired in April 1996 as Chairman of the
                     Board of The Lubrizol Corporation. He was elected a Director of
[L.E. COLEMAN        the Corporation in 1974. Dr. Coleman joined Lubrizol in 1955 as
PHOTO]               a research chemist. He held various positions within the
                     Corporation and became President in 1976, Chief Executive
                     Officer in 1978 (until December 31, 1995) and was elected
                     Chairman of the Board in 1982. A 1952 graduate of the University of Akron with a B.S. degree in chemistry, he earned an M.S.
                     degree in 1953 and a Ph.D. degree in 1955, both in chemistry, from the University of Illinois. Dr. Coleman is a Director of
                     Norfolk Southern Corporation and Harris Corporation. In
                     addition, Dr. Coleman is on the Advisory Council, College of
                     Science, University of Notre Dame and the Geauga Park District
                     Foundation. He also currently serves on the Advisory Board of the Daniel Webster Council and on the National Advisory Board of
                     the Boy Scouts of America.

                     FOREST J. FARMER, SR., age 56, is President and Chief Executive
                     Officer of Bing Manufacturing, Inc., which provides sequencing
[FOREST J. FARMER    and value-added subassemblies to the automotive industry. He is
PHOTO]               also Chairman, Chief Executive Officer and President of Technol-
                     ogy Teammates, a technology and engineering services company.
                     Mr. Farmer was associated with Chrysler Corporation from 1968 to
                     1994 where he held various management positions including
                     General Plants Manager for Car and Truck Assembly Operations.
                     From 1988 until 1994, he was President of Acustar, Inc., an automotive components subsidiary of Chrysler Corporation. Mr.
                     Farmer became a Lubrizol Director in January 1997. Mr. Farmer graduated from Purdue University in 1965 with a B.S. degree in biology and physical education. He is a member of the Board of
                     Directors for the Automotive Hall of Fame, the Macomb Hospital
                     Corporation, Friends of Scouting and Public Broadcasting System
                     station WTVS-56 in Detroit, Michigan. Mr. Farmer is also
                     Chairman of the Detroit Area Vocational Industry Council.

                     RONALD A. MITSCH, age 62, is Vice Chairman and Executive Vice
                     President-Industrial and Consumer Sector of 3M, a manufacturer
[RONALD A. MITSCH    of products for industrial, commercial, health care and consumer
PHOTO]               markets. He began his career with 3M in 1960 as a Senior
                     Research Chemist. He served various assignments in research and in 1979 was named Managing Director, 3M Netherlands. He re-
                     turned to the United States in 1981 as Research and Development
                     Vice President, Life Sciences Sector. He was named Group Vice
                     President, Traffic and Personal Safety Products in 1985, Senior
                     Vice President, Research and Development in 1990, Executive Vice
                     President in 1991 and Vice Chairman in 1995. Dr. Mitsch
                     graduated from Hamline University in 1956 with a B.S. in chemis-
                     try. He received an M.S. in organic chemistry in 1958 and a Ph.D in organic chemistry in 1960 from the University of Nebraska.
                     Dr. Mitsch became a Lubrizol Director in 1991. He is a Director of 3M; NCR; Shigematsu Works Inc., Ltd., Tokyo, Japan; National
                     Association of Manufacturers; SEI Center for Advanced Studies in
                     Management, Philadelphia, Pennsylvania (associated with the
                     Wharton School of Business of The University of Pennsylvania).
                     In addition, he is a Trustee of Hamline University.

DIRECTORS WHOSE TERMS OF OFFICE WILL CONTINUE AFTER THE MEETING

                     W. G. BARES, age 55, is Chairman of the Board, President and
                     Chief Executive Officer of The Lubrizol Corporation. Mr. Bares
[W.G. BARES PHOTO]   joined Lubrizol as a development engineer in 1963 and was
                     appointed Director of the Pilot Plant in 1972. He was elected
                     Vice President in 1978, Executive Vice President in 1980,
                     President in 1982 and Chief Operating Officer in 1987 and became
                     Chief Executive Officer on January 1, 1996. He was elected a
                     Director of the Corporation in 1981 and Chairman of the Board in
                     1996. A 1963 graduate of Purdue University with a B.S. degree in chemical engineering, he earned an M.B.A. from Case Western
                     Reserve University in 1969. He is a member of the American
                     Petroleum Institute and the American Institute of Chemical
                     Engineers, having served as past chairman of its Cleveland section, and is a Trustee for Case Western Reserve University.
                     In addition, he is a Director of Oglebay Norton Company,
                     KeyCorp, Applied Industrial Technologies, the Chemical
                     Manufacturers Association and an Executive Board Member of the
                     Greater Western Reserve Council of the Boy Scouts of America.
                     Mr. Bares' term as a Lubrizol Director expires in 1999.

                     PEGGY GORDON ELLIOTT, age 59, is past President of The
                     University of Akron from which she is on leave as a Senior
[PEGGY GORDON        Fellow at the National Center for Higher Education establishing
ELLIOTT PHOTO]       an international technology data system for public universities.
                     Prior to joining Akron in 1992, Dr. Elliott was Chancellor and
                     Chief Executive Officer of Indiana University Northwest. She
                     became a Lubrizol Director in 1993. Dr. Elliott has served as
                     Treasurer of the American Association of State Colleges and
                     Universities, a member of the Board of Directors of the American
                     Council on Education and the National Governmental Affairs
                     Commission. Dr. Elliott is a former American Council on
                     Education Fellow in Academic Administration and is past national president of the Association of Teacher Educators. Dr. Elliott
                     chaired the Ohio Board of Regents Committee on Secondary/Higher
                     Education Articulation and served on the Boards of the Ohio
                     Aerospace Institute, Ohio Supercomputer Center, the Science and
                     Ohio Technology Leadership Council, Technology Leadership
                     Council of Cleveland Tomorrow and Northeastern Ohio Universities
                     College of Medicine. Dr. Elliott is also a Director of the A.
                     Schulman Corp. She received a degree in English from
                     Transylvania College in 1959, a masters in English and secondary education from Northwestern University in 1964, and a doctorate in secondary education from Indiana University in 1975. Dr.
                     Elliott's term as a Lubrizol Director expires in 1999.

                     GORDON D. HARNETT, age 54, is Chairman, President and Chief
                     Executive Officer of Brush Wellman Inc., the world's largest
[GORDON D. HARNETT   producer of beryllium and beryllium-containing engineered prod-
PHOTO]               ucts. Prior to joining Brush Wellman in 1991, Mr. Harnett had been Senior Vice President of The BFGoodrich Company. From 1977
                     to 1988, he had held a series of senior executive positions with
                     Tremco Inc., a wholly owned subsidiary of BFGoodrich, including
                     President and Chief Executive Officer from 1982 to 1988. From
                     1969 through 1976, Mr. Harnett worked for McKinsey & Co.,
                     including a two-year assignment in Tokyo. Mr. Harnett became a
                     Lubrizol Director in 1995. Mr. Harnett graduated from Miami
                     University in 1964 with a B.S. in business administration. He received an M.B.A. from Harvard University in 1969. Mr. Harnett is a Director of National City Bank, Essef Corporation and
                     Playhouse Square Foundation. In addition, he is a Trustee of
                     Hathaway Brown, Cleveland Tomorrow, University Circle Inc. and
                     the Achievement Center for Children and is Chairman of Cleveland
                     Development Advisors, Inc. Mr. Harnett's term as a Lubrizol
                     Director expires in 1998.

                     VICTORIA F. HAYNES, age 49, is Vice President-Research and
                     Development and Chief Technical Officer of The BFGoodrich
[VICTORIA F.         Company, a specialty chemicals and aerospace company. Dr. Haynes
HAYNES PHOTO]        has been associated with BFGoodrich since 1992 where she is responsible for corporate technology strategy development and state of technology for the company. Prior to joining
                     BFGoodrich, Dr. Haynes held various technical positions at
                     Monsanto Company, including director of technology for the
                     Plastics Division from 1987-1992. Dr. Haynes became a Lubrizol
                     Director in 1995. Dr. Haynes graduated from the University of
                     California at Berkeley in 1969 with a B.S. in chemistry. She received an M.A. in college teaching in 1971 and a Ph.D. in physical/organic chemistry in 1975 from Boston University and followed with a post doctoral associate assignment at Purdue
                     University for two years. Dr. Haynes is a member of the
                     Cleveland Association of Research Directors Board, the Edison
                     Polymer Innovation Corporation Board, the National Resource
                     Council's Board on Chemical Sciences and Technology, the NRC
                     Chemical Industry Roundtable, the NIST Visiting Committee, the
                     NSF Science Center Advisory Board for Virginia Polytechnic
                     Institute, the NSF Science Center Advisory Board for Georgia
                     Tech University and the Engineering Advisory Board for Sandia
                     National Laboratory. Dr. Haynes' term as a Lubrizol Director expires in 1998.

                     DAVID H. HOAG, age 57, is Chairman, President and Chief Execu-
                     tive Officer of The LTV Corporation and Chief Executive Officer
[DAVID H. HOAG       of LTV Steel Company. The LTV Corporation is a metals company
PHOTO]               engaged in the production of flat rolled carbon steel. Mr. Hoag was appointed to the position of Chairman in June 1991 after having been elected President and Chief Executive Officer in
                     January of that year. Mr. Hoag became Executive Vice President of The LTV Corporation in July 1986 and was concurrently named a member of LTV's Board of Directors. He became President and
                     Chief Executive Officer of LTV Steel Company in January 1985 and
                     continues to serve as Chief Executive Officer of LTV Steel
                     Company. He was previously President and Chief Executive Officer of LTV's Jones & Laughlin Steel subsidiary before its operations were combined with those of Republic Steel Corporation in June
                     1984 to form LTV Steel. From June 1982 to April 1983, he was
                     Executive Vice President of J&L. Mr. Hoag became a Lubrizol
                     Director in 1989. He is a native of Pittsburgh and attended
                     Allegheny College in Meadville, Pennsylvania, receiving a degree in economics in 1960. He is a Director of The Chubb Corporation,
                     Karrington Health, Inc., the Federal Reserve Bank of Cleveland,
                     Chairman of Cleveland Tomorrow and Chairman of the Board of
                     Trustees of Allegheny College. Mr. Hoag's term as a Lubrizol
                     Director expires in 1999.

                     WILLIAM P. MADAR, age 57, is Vice Chairman and Chief Executive
                     Officer of Nordson Corporation. Nordson Corporation manufac-
[WILLIAM P. MADAR    tures and worldwide markets industrial equipment, along with the
PHOTO]               software and application technologies that enhance its use. A
                     1961 graduate of Purdue University with a B.S. degree in chemi-
                     cal engineering, he earned an M.B.A. from Stanford University in
                     1965. Mr. Madar became a Lubrizol Director in 1992. He is a
                     Director of Nordson Corporation, National City Bank and Brush
                     Wellman Inc. Mr. Madar is Chairman of the Board of Trustees of
                     the Northeast Ohio Council on Higher Education, and he is a
                     Trustee of Cleveland Tomorrow, Cleveland Museum of Art, the
                     Cleveland Clinic Foundation, the Playhouse Square Foundation and
                     Hawken School. In addition, Mr. Madar is on the Advisory Council of the Graduate School of Business of Stanford University. Mr.
                     Madar's term as a Lubrizol Director expires in 1998.

             COMMITTEES AND COMPENSATION OF THE BOARD OF DIRECTORS

     The Corporation's Board of Directors held ten meetings during 1996. The Board has, among others, a standing Audit Committee and a standing Organization and Compensation Committee. During 1996, each director attended at least 75% of the meetings of the Board and those committees on which the director served.

     The Audit Committee, currently composed of Edward F. Bell, Chairman, Peggy Gordon Elliott, Gordon D. Harnett, Victoria F. Haynes and David H. Hoag, held three meetings during 1996. The functions of the Audit Committee are to recommend the nomination of independent auditors for appointment by the Board, subject to confirmation by the shareholders; to review with the auditors the planned scope and results of their examination; to hold such conferences and reviews with the auditors as may be deemed desirable by either the Committee or the auditors; to report to the Board the results of such reviews and conferences; and to submit to the Board any recommendations the Committee may have.

     The Organization and Compensation Committee, currently composed of William
P. Madar, Chairman, Edward F. Bell, Peggy Gordon Elliott, Forest J. Farmer, Sr. (from January 1997), Gordon D. Harnett, Victoria F. Haynes, David H. Hoag, Thomas C. MacAvoy, and Ronald A. Mitsch, held seven meetings during 1996. The functions of the Organization and Compensation Committee are to review, consider and recommend the nomination of candidates for election to the Board of Directors; to review, consider and recommend candidates for election as officers of the Corporation; to review and authorize rates of compensation for officers; to designate those employees who will receive grants of stock options and other stock awards under the Corporation's stock plans and the type and size of such grants; to determine the size of the fund pools for the profit sharing plan, year-end variable compensation plan and the variable award plan; and to designate those employees who will receive awards under the Corporation's variable award plan and who will be participants in the Corporation's executive death benefit program. The Organization and Compensation Committee will consider shareholder recommendations with respect to the composition of the Board. Recommendations should be submitted in writing to the Secretary of the Corporation no later than the first day of January preceding an annual meeting.

     Directors (other than those who are employees of the Corporation) receive an annual retainer fee of $14,000. In addition, directors (other than employees) are each paid an attendance fee of $700 for each meeting of the Board and each committee meeting held on days on which the Board meets ($850 if held on other days). The Corporation maintains a Deferred Compensation Plan for Directors under which a director may elect to defer all or any portion of the annual retainer fee and the attendance fees for any fiscal year. Any amounts so deferred by a director may be credited to a cash account or a share unit account in which each unit is equivalent to one Common Share. Amounts deferred into the cash account earn interest at the Federal Reserve 90-Day Composite Rate in effect from time to time and amounts deferred into the share unit account are credited with additional share units reflecting quarterly dividends declared on Common Shares. Amounts deferred are payable to the director in cash or in Common Shares (if deferred into share units) after cessation as a director of the Corporation.

     Pursuant to the Corporation's 1991 Stock Incentive Plan, on the date of each Annual Meeting of Shareholders, each director who is not an employee of the Corporation automatically receives an option to purchase 2,000 Common Shares.

     The Corporation also maintains a Deferred Stock Compensation Plan for Outside Directors under which each director who is not an employee of the Corporation automatically receives, on October 1 of each year, 500 units, each of which is equivalent to one Common Share. Additional share units are credited to such directors on account of quarterly dividends declared on Common Shares. Under the terms of the Plan, each share unit is converted into one Common Share distributable shortly after the director ceases to be a director of the Corporation. The director may elect to have the distribution made in up to ten annual installments, and the distribution may be accelerated if a director suffers financial hardship beyond the control of the director.

                 SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT
                         AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of January 31, 1997, information concerning the number of Common Shares beneficially owned by each director and each executive officer named in the compensation tables in this Proxy Statement and by all executive officers and directors of the Corporation as a group. Except as indicated below, no executive officer or director owns more than one percent of the outstanding Common Shares of the Corporation. All executive officers and directors as a group own approximately 3.5 percent of such Common Shares.

                                                AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)
                                  -------------------------------------------------------------------------
            NAME OF                               DIRECT        EMPLOYEE     EXERCISABLE     DEFERRED SHARE
       BENEFICIAL OWNER             TOTAL      OWNERSHIP(2)     PLAN(3)      OPTIONS(4)         UNITS(5)
-------------------------------   ----------   ------------     --------     -----------     --------------
R. A. Andreas..................       87,846       14,411         2,370          71,065
W. G. Bares....................      429,994      109,775         8,936         311,283
Edward F. Bell.................       12,333        1,700                         8,500           2,133
Lester E. Coleman..............      852,771(6)    232,694                      619,166             911
Peggy Gordon Elliott...........        7,275        1,100                         4,500           1,675
Forest J. Farmer, Sr...........          100          100
Gordon D. Harnett..............        2,600          200                                         2,400
Victoria F. Haynes.............        1,718          500                                         1,221
G. R. Hill.....................      173,862       35,335         2,096         136,431
David H. Hoag..................       14,033        3,400                         8,500           2,133
J. E. Hodge....................       39,150        2,426         3,011          33,713
S. F. Kirk.....................       55,626        4,935         4,894          45,797
Thomas C. MacAvoy..............       11,433          800                         8,500           2,133
William P. Madar...............       11,246        1,000                         6,500           3,746
Ronald A. Mitsch...............       10,833        1,000                         7,700           2,133
All Executive Officers and
  Directors as a Group.........    2,047,619      451,468        49,666       1,528,003          18,482

---------------

(1) Each person has sole voting and investment power with respect to all shares shown except as indicated below.

(2) Includes shares owned by or jointly with family members, including 1,500 of Mr. Bell's shares, 984 of Dr. Coleman's shares, 500 of Dr. Haynes' shares, 3,400 of Mr. Hoag's shares, 4,935 of Mr. Kirk's shares, 2,426 of Mr. Hodge's and 23,631 of the shares held by the group, as to which the persons indicated have shared voting and investment power. Also includes 44,665 shares owned by a private foundation established by Dr. Coleman, as to which he has sole voting power but shared investment power.

(3) Represents shares held in the Profit Sharing and Savings Plan, as to which the persons indicated have sole voting power and limited investment power.

(4) Represents shares subject to stock options, granted under the Corporation's option plans, that are exercisable currently or within 60 days of January 31, 1997.

(5) Represents the indirect beneficial interests held by outside directors under the Deferred Stock Compensation Plan for Outside Directors and the Deferred Compensation Plan for Directors.

(6) After taking into account stock options exercisable currently or within 60 days of January 31, 1997, Dr. Coleman beneficially owns 1.5% of the Corporation's Common Shares.

     The following table sets forth, as of December 31, 1996, information concerning each person known by the Corporation to be the beneficial owner of more than 5% of its Common Shares.

                                       AMOUNT AND NATURE
         NAME AND ADDRESS                OF BENEFICIAL       PERCENT OF
        OF BENEFICIAL OWNER                OWNERSHIP           CLASS
-----------------------------------    -----------------     ----------
Sanford C. Bernstein & Co., Inc.           5,606,922(1)          9.4%
767 Fifth Avenue
New York, New York 10153
Wellington Management Company, LLP         3,885,400(2)         6.52%
75 State Street
Boston, Massachusetts 02109
INVESCO PLC                                3,769,800(3)          6.3%
11 Devonshire Square
London EC2M 4YR
England

---------------

(1) All information was obtained from a Schedule 13G filed January 30, 1997, by Sandford C. Bernstein & Co., Inc., which is an investment adviser registered under the Investment Advisers Act of 1940. Sandford C. Bernstein & Co., Inc. reported sole voting power as to 3,046,920 shares and sole investment power as to all 5,606,922 shares.

(2) All information was obtained from a Schedule 13G dated January 24, 1997, filed by Wellington Management Company, LLP, which is an investment adviser registered under the Investment Advisers Act of 1940. Wellington Management Company, LLP reported shared voting power as to 404,400 shares and shared investment power as to 3,885,400 shares.

(3) All information was obtained from a Schedule 13G dated February 10, 1997, filed by INVESCO PLC and certain of its affiliates, one of which is an investment adviser registered under the Investment Advisers Act of 1940. Such reporting persons reported shared voting and investment power as to all 3,769,800 shares.

                             EXECUTIVE COMPENSATION

     The following table sets forth the respective amounts of compensation of the Chief Executive Officer and the next four highest-paid executive officers of the Corporation for each of the years 1996, 1995 and 1994.

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM COMPENSATION
                                                                                     -----------------------------------------
                                                  ANNUAL COMPENSATION                         AWARDS
                                        ----------------------------------------     -------------------------       PAYOUTS
                                                                       OTHER                        SECURITIES     -----------
         NAME AND                                                      ANNUAL        RESTRICTED     UNDERLYING      LONG-TERM
    PRINCIPAL POSITION                                              COMPENSATION       STOCK         OPTIONS/       INCENTIVE
        DURING 1996           YEAR       SALARY       BONUS (2)         (3)            AWARDS       SARS(NO.)(4)   PAYOUTS (5)
--------------------------- --------    --------      ---------     ------------     ----------     ----------     -----------
W. G. Bares
 Chairman of the Board,
 President and Chief
 Executive Officer.........   1996       539,730(1)    299,109           7,398          0              93,909          N/A
                              1995       489,719       244,100           8,487          0              56,229          N/A
                              1994       476,847       288,028           7,632          0              81,305          N/A
G. R. Hill
 Senior Vice President.....   1996       306,707(1)    149,134           1,454          0              25,000          N/A
                              1995       299,090       140,574           4,944          0              20,000          N/A
                              1994       291,730       165,570           6,311          0              45,139          N/A
R. A. Andreas
 Vice President and Chief
 Financial Officer.........   1996       224,532(1)     73,301           3,772          0              12,006          N/A
                              1995       216,965        72,525           7,420          0              14,179          N/A
                              1994       205,636        95,865           3,793          0              13,387          N/A
S. F. Kirk
 Vice President............   1996       207,234(1)     95,381           4,797          0              15,000          N/A
                              1995       191,664        93,680           4,031          0              12,412          N/A
                              1994       173,116        82,141           4,012          0              10,488          N/A
J. E. Hodge
 Vice President............   1996       187,613(1)     83,479           2,175          0              10,000          N/A
                              1995       174,862        66,559           2,161          0              10,000          N/A
                              1994       152,328        74,584               0          0               7,500          N/A


         NAME AND             ALL OTHER
    PRINCIPAL POSITION       COMPENSATION
        DURING 1996              (6)
---------------------------  ------------
W. G. Bares
 Chairman of the Board,
 President and Chief
 Executive Officer.........      33,935
                                 24,365
                                 26,516
G. R. Hill
 Senior Vice President.....      19,178
                                 15,762
                                 18,162
R. A. Andreas
 Vice President and Chief
 Financial Officer.........      13,936
                                 11,589
                                 12,501
S. F. Kirk
 Vice President............      12,953
                                 10,530
                                 10,738
J. E. Hodge
 Vice President............      11,408
                                  9,869
                                  9,365

---------------

(1) For 1996, there were no general base salary increases given to any employee, including executive officers. Salary for 1996 reflects the full year's effect of pay increases which occurred during 1995.

(2) Reflects payments under variable compensation and variable award plans.

(3) Reflects "gross-up" payments to cover taxes related to the use of corporate aircraft and financial planning services. The aggregate amount of other compensation paid or distributed to the named executives in the form of personal benefits was minimal and did not exceed the amounts as to which disclosure would be required.

(4) Reflects the number of Common Shares of the Corporation covered by stock options granted during the year. No stock appreciation rights ("SARs"), either in conjunction with or separate from stock options, were granted to the named executives during the years shown.

(5) The Corporation maintains plans under which stock options, stock appreciation rights and restricted stock may be awarded. However, during 1996 the Corporation did not maintain a "long-term incentive plan," as that term is used in the applicable SEC rules, under which payments are measured by performance of the Corporation over longer than a one-year period.
(6) Amounts shown for 1996 reflect contributions made by the Corporation on behalf of the named executives under the Corporation's Profit Sharing and Savings Plan, including accruals to the related supplemental defined contribution plan, and amounts expensed under the Corporation's Executive Death Benefit Program, as set forth below. No amounts shown were received by any of the named executives.

                                              W. G.      G. R.      R. A.      S. F.      J. E.
                                              BARES      HILL      ANDREAS     KIRK       HODGE
                                             -------    -------    -------    -------    -------
Profit Sharing and Savings Plan...........   $28,911    $17,750    $12,815    $12,953    $11,408
Executive Death Benefit Program...........     5,024      1,428      1,121         --         --
                                             -------    -------    -------    -------    -------
                                             $33,935    $19,178    $13,936    $12,953    $11,408

STOCK OPTION PLANS

     The Corporation maintains a 1991 Stock Incentive Plan (the "1991 Plan") that permits the granting of incentive and nonstatutory stock options, as well as stock appreciation rights, restricted stock awards and awards of Common Shares. All employees of the Corporation and its subsidiaries are eligible to be selected to participate in the 1991 Plan. The 1991 Plan is administered by the Organization and Compensation Committee of the Board of Directors, which selects employees to be participants and determines the type and amount of awards to be granted. In addition, the 1991 Plan provides for the automatic annual grant of stock options to directors who are not employees of the Corporation or its subsidiaries.

     The number of shares available for grant under the 1991 Plan during any calendar year generally is 1% of the outstanding Common Shares as of the first day of the year, plus any unused shares from previous years. The option price for stock options granted under the 1991 Plan is the average of the high and the low market price of Common Shares on the grant date and the term of each option is fixed by the Committee. Options become exercisable to the extent of 50% of the subject shares after one year from the grant date, 75% after two years from the grant date and 100% after three years from the grant date. All outstanding options become fully exercisable upon a "change of control" in the Corporation.

     The Corporation also has options outstanding under a 1985 Employee Stock Option Plan. No additional stock options may be granted under this Plan, except that "reload" options may be granted to employees who pay some or all of the option price of previously granted options by surrendering Common Shares already owned by them up to the number of Common Shares so surrendered. Such "reload" options are automatically granted under the 1991 Plan to persons who pay an option exercise price by surrendering Common Shares. Common Shares acquired upon the exercise of a "reload" option generally may not be transferred while the holder is an employee or director of the Corporation.

     The following tables set forth information regarding stock option transactions with respect to the named executive officers during 1996.

                           OPTION/SAR GRANTS IN 1996

                                            INDIVIDUAL GRANTS
                          ------------------------------------------------------
                                            % OF
                                            TOTAL
                           NUMBER OF      OPTIONS/                                   POTENTIAL REALIZABLE VALUE AT
                          SECURITIES        SARS                                     ASSUMED ANNUAL RATES OF STOCK
                          UNDERLYING       GRANTED                                   PRICE APPRECIATION FOR OPTION
                           OPTIONS/          TO         EXERCISE                               TERM (4)
                             SARS         EMPLOYEES      OR BASE      EXPIRATION     -----------------------------
         NAME             GRANTED (1)      IN 1996      PRICE (3)        DATE            0%               5%
----------------------    -----------     ---------     ---------     ----------     ----------     --------------
W. G. Bares...........       80,000          16.07%     $30.0625        3/25/06           0         $    1,512,492
                             13,909(2)        2.79%      30.0625        2/26/00           0                 90,112
G. R. Hill............       25,000           5.02%      30.0625        3/25/06           0                472,654
R. A. Andreas.........       10,000           2.00%      30.0625        3/25/06           0                189,061
                                295(2)        0.05%      28.8750        6/19/99           0                  1,343
                              1,711(2)        0.34%      28.8750        2/26/00           0                 10,647
S. F. Kirk............       15,000           3.01%      30.0625        3/25/06           0                283,592
J. E. Hodge...........       10,000           2.00%      30.0625        3/25/06           0                189,061
All Optionees.........      497,566         100.00%      29.9644            (5)           0              9,376,382
All Shareholders......          (6)            (6)           (6)            (6)           0          1,102,830,568(6)
Optionees' Gain as %                                                                                         0.85%
  of Shareholders'
  Gain................

                        POTENTIAL REALIZABLE VALUE AT
                        ASSUMED ANNUAL RATES OF STOCK
                        PRICE APPRECIATION FOR OPTION
                                  TERM (4)
                        -----------------------------
         NAME                       10%
----------------------         --------------
W. G. Bares...........         $    3,832,951
                                      194,058
G. R. Hill............              1,197,797
R. A. Andreas.........                479,119
                                        2,819
                                       22,929
S. F. Kirk............                718,678
J. E. Hodge...........                479,119
All Optionees.........             23,761,513
All Shareholders......          2,794,779,654
Optionees' Gain as %
  of Shareholders'
  Gain................                   0.85%(6)

---------------

(1) Options become exercisable pursuant to a multi-year vesting schedule as described above. As also described, "reload" options may be granted under specified circumstances.

(2) Represents "reload" option granted in an amount equal to the number of Common Shares surrendered in payment of the exercise price of another option.

(3) Represents the average of the high and low sales prices as reported on the New York Stock Exchange on the date of grant.

(4) The assumed rates of appreciation shown are prescribed in the applicable SEC rules for use in this table. Such rates are not intended to represent either past or future appreciation rates with respect to the Common Shares. If such assumed annual appreciation rates were applied to the fair market value of the Common Shares at December 31, 1996 ($31.00 per share), then at the end of a 10-year option term (the customary term for options granted under the 1991 Plan), the market price of the Common Shares would be $31.00 per share at a 0% appreciation rate, $50.50 per share at a 5% appreciation rate, and $80.41 per share at a 10% appreciation rate.

(5) Expiration dates range from June 23, 1996, through April 26, 2006.

(6) The amounts shown represent the hypothetical return to all holders of the Common Shares assuming that all shareholders purchased their shares at a purchase price of $29.96, the average exercise price for all options granted during 1996, and that all shareholders hold the shares continuously for a 10-year period. The number of outstanding Common Shares on December 31, 1996, was 58,522,676.

                    AGGREGATED OPTION/SAR EXERCISES IN 1996
                    AND DECEMBER 31, 1996, OPTION/SAR VALUES

                                                   NUMBER OF SECURITIES UNDERLYING
                                                                                            VALUE OF UNEXERCISED
                                                     UNEXERCISED OPTIONS/SARS AT          IN-THE-MONEY OPTIONS/SARS
                    SHARES                              DECEMBER 31, 1996 (2)            AT DECEMBER 31, 1996 (1)(2)
                  ACQUIRED ON        VALUE         -------------------------------     -------------------------------
       NAME        EXERCISE       REALIZED (1)     EXERCISABLE      UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
      -----       -----------     ------------     ------------     --------------     ------------     --------------
W. G. Bares.......    25,000        $332,030          245,726           128,443          $279,277          $ 45,000
G. R. Hill........         0               0          112,454            46,285           248,392            14,062
R. A. Andreas.....     3,400          40,656           60,020            20,437           109,206             5,625
S. F. Kirk........         0               0           32,571            23,829           101,296             8,437
J. E. Hodge.......         0               0           24,338            16,875            69,530             5,625

---------------

(1) The "value realized" on options exercised was calculated by determining the difference between the fair market value of the underlying Common Shares at the exercise date and the exercise price of the option. The "value of unexercised in-the-money options/SARs at December 31, 1996" was calculated by determining the difference between the fair market value of the underlying Common Shares at December 31, 1996 ($31.00 per share), and the exercise price of the option. An option is "in-the-money" when the fair market value of the underlying Common Shares exceeds the exercise price of the option. All unexercisable options held by the named individuals were not in-the-money at December 31, 1996.

(2) Although the Corporation's option plans permit the granting of SARs, no SARs were outstanding at December 31, 1996.


REPORT OF THE ORGANIZATION AND COMPENSATION COMMITTEE ON EXECUTIVE
  COMPENSATION

     The Organization and Compensation Committee of the Board of Directors (the "Committee") is responsible for setting the policies and approving the practices of the Corporation with respect to compensation of executive officers, including those named in the compensation tables in this Proxy Statement. The Committee is composed of all of the outside directors of the Corporation.

     In carrying out its responsibilities in 1996, the Committee considered the following:

          1. Advice from independent consultants concerning all aspects of the Corporation's compensation policies, including how its policies and practices compare to the known policies and practices of other companies;

          2. The Corporation's financial performance;

          3. The Corporation's commercial performance within the markets it serves;

          4. The Corporation's policies and practices for compensation of employees generally;

          5. The recommendations of the Corporation's executive management concerning compensation of key employees, including executive officers; and

          6. The historical philosophy of the Corporation to reward according to
     (i) individual merit including the individual's commitment to the Corporation and (ii) the performance of the Corporation.

     The compensation for all domestic employees of the Corporation, including the executive officers named in the compensation tables in this Proxy Statement, consists of (i) base salary, paid biweekly, (ii) quarterly pay and (iii) a variable compensation component. Base salary of employees is designed to be within a range that approximates the 50th percentile salary for individuals having similar responsibilities in the chemical and related industries. For executive officers, four separate surveys selected by the Committee's outside compensation consultant are utilized to determine base salary. Although these surveys are significantly broader than the published industry line-of-business indices used to compare total shareholder return as set forth below in this Proxy Statement, six peer chemical companies are included in both the salary surveys and the published industry indices. For 1996, there were no general base salary increases given to any employee, including executive officers. Quarterly pay is a fixed percentage of base salary, based upon length of service and adjusted yearly to reflect length of service with the Corporation. The fixed percentage of base salary for quarterly pay is 9.1667%. This fixed percentage is multiplied by 1.02 after the first full year of service, and this multiplier is increased by .02 for each additional full year of service. With quarterly pay, the Corporation's employees are generally paid between the median and 75th percentile for individuals with similar responsibilities in the compared companies. For executive officers, fixed pay, which consists of base salary and quarterly pay, is designed to be generally at the median for individuals with similar responsibilities in the compared companies. The variable compensation component is paid at year-end from funds authorized by the Committee and is based upon a percentage of the annual net income of the Corporation. The Committee historically has set this percentage at a level that is stable over time and set the percentage at 4.2% for 1996. Allocation of these funds is based upon an employee's proportionate share of the aggregate base salary of all domestic employees. Beginning in 1997, key executive officers will no longer receive this year-end variable component of compensation. The compensation practices described above apply to all U.S. employees of the Corporation.

     Executive officers and other executives may receive additional cash compensation under a separate variable award plan. These awards are paid each year from additional funds authorized by the Committee, which determines a percentage of the annual net income of the Corporation to establish the participant pool. This percentage is determined based upon a weighting of objective and subjective measures of performance. Seventy percent of the weighting is applied to financial measures of performance with the remaining 30% of the weighting being applied to growth, structure and franchise measures of performance. In 1996, the financial measure was based upon performance against a predetermined target for earnings per share and required a minimum achievement for any awards to be paid under the plan. The percentage of annual net income of the Corporation used for the variable award plan for 1996 was set by the Committee at 1.62%. Allocation of these funds by the Committee was based upon an executive's level of responsibility, recommendations by executive management and a subjective judgment by the Committee of the executive's contribution to the financial and commercial performance of the Corporation. Generally, an executive's potential variable award is higher the greater the responsibilities. The Committee does not use specific, objective measures of corporate performance to allocate variable awards among executive officers. The Committee administers the Corporation's executive compensation policy such that annual executive compensation (fixed and variable pay) is comparable with other companies in the chemical and related industries. Management estimates that the Corporation's annual executive compensation for 1996 was approximately at the 50th percentile when compared to annual compensation paid by companies in the referenced surveys.

     The Corporation encourages ownership and retention of Common Shares by all employees. Executive officers and other executives may receive additional compensation in the form of stock options. For 1996, the Committee set the number of shares for annual grants midway between the 50th and 75th percentile of long-term incentive awards within industrial companies generally. Grants were set above the 50th percentile to reflect the Corporation's industry leadership, market share position and above average performance and to encourage executives to focus on long-term shareholder value. The specific number of stock options granted to an executive is determined by the Committee based upon the individual's level of responsibility, recommendations by executive management and a subjective judgment by the Committee of the executive's contribution to the financial and commercial performance of the Corporation. Existing awards held by the individual are not considered when making new grants. Since stock options are granted at the average of the high and the low of the market price for Common Shares on the date of grant and have value only if the market price of the underlying Common Shares increases, and since the exercisability of options vests over a three-year period after the grant date, the Committee believes stock options provide an appropriate long-term incentive for those receiving grants.

     With respect to Mr. Bares, who became Chief Executive Officer of the Corporation on January 1, 1996, the Committee's intent was to establish his base salary within a range that was competitive with the salaries for chief executive officers of companies in the chemical and related industries. In 1996, there were no general base salary increases given to any employee, including Mr. Bares. In contemplation of his new responsibilities, the Committee previously had increased Mr. Bares' base salary by 8%, effective December 29, 1995. The variable compensation component constituted 36% of Mr. Bares' annual compensation in 1996. This component varies with the Corporation's net income as described above.

     In setting Mr. Bares' total compensation, the Committee considered various aspects of corporate performance. Factors considered included profitability, market position, productivity, product leadership, personnel development, employee attitudes, public responsibility, quality practices and the balancing of short-term and long-term goals. To determine Mr. Bares' variable award compensation, the Committee used a predetermined weighting of both objective and subjective measures of performance. Seventy percent of the weighting was applied to financial measures of performance and 30% of the weighting was applied to growth, structure and franchise performance measures. In addition, the Committee used a combination of objective and subjective judgment with an emphasis on the impact on the Corporation's sustainability and competitiveness within its industry. In determining the number of stock options granted to Mr. Bares in 1996, the Committee considered the conclusions from this evaluation, as well as his position within the Corporation and industry stock option grant comparisons.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility by public corporations of compensation paid to specified executive officers. All compensation paid in 1996 to the Corporation's executive officers, including the compensation element of shares received under the Corporation's stock option plans, qualified for deduction under Section 162(m).

1997 Compensation Practice Changes

     During 1996, the Committee met extensively to consider and adopt changes to the compensation practices for key executive officers to more closely align their compensation with the Corporation's performance and shareholder interests. These changes are effective beginning with 1997. All variable compensation for key executive officers will be awarded under a performance pay plan (formerly, the variable award plan). Performance pay, if any, will be based on objective financial measures and objective and subjective measures of performance in the areas of growth, structure and franchise and will tie to the Corporation's annual plan. Objective financial measures will include earnings per share and value added per share, which is a measure of economic value-added calculated on a per share basis. Seventy percent of the weighting will be based upon financial measures with the largest portion weighted to earnings per share. To reach 100% payout, all performance goals for the year must be accomplished. The payout percentage will vary up or down based upon goal accomplishment. Earnings per share must reach a minimum threshold of a predetermined target or no performance payments will be made even though other goals might be accomplished.

     Beginning in 1997, share ownership guidelines have been established for key executive officers. These guidelines require key executives to directly hold Common Shares having a value of between 1.5 times and 4 times their annual fixed pay, depending on the management position of the individual. Mr. Bares' target is 4 times his annual fixed pay. He currently owns 6.5 times his annual fixed pay in Common Shares.

     Beginning in 1997, a new stock option and performance share program will be implemented for key executive officers. Under this program, the number of Common Shares covered by annual long-term stock option grants under the Corporation's 1991 Stock Incentive Plan will be reduced significantly. This reduction will be offset by grants of performance share stock awards under the 1991 Stock Incentive Plan. Common Shares equal to the number of performance shares granted will be issued when the performance shares vest. Performance share grants will vest only when the Corporation's Common Shares achieve a pre-selected target market price or at the end of a pre-determined period of years. Performance shares granted in 1997 will vest if the market price of the Corporation's Common Shares reaches the target price of

$45.00 per Common Share for ten consecutive trading days. Otherwise, the performance share awards will not vest until six years after grant.

          William P. Madar, Chairman                Victoria F. Haynes
          Edward F. Bell                            David H. Hoag
          Peggy Gordon Elliott                      Thomas C. MacAvoy
          Gordon D. Harnett                         Ronald A. Mitsch

PERFORMANCE COMPARISONS

     The following chart compares the cumulative total shareholder return of the Corporation for the five years ended December 31, 1996, to the cumulative total shareholder return of (a) the Standard & Poor's Industrial Index and (b) the Dow Jones Chemical Index and the Standard & Poor's Specialty Chemical Index, which are two pre-established groups of companies believed by the Corporation to have a peer group relationship with the Corporation. In all cases shown, the chart assumes the investment of $100 on December 31, 1991, and the immediate reinvestment of all dividends.

      Measurement Period                          S&P INDUS-      D.J. CHEMI-       S&P SP.
    (Fiscal Year Covered)          LUBRIZOL          TRIAL            CAL          CHEMICAL
1991                                100.0           100.0           100.0           100.0
1992                                 99.1           105.8           109.1           105.9
1993                                127.5           115.3           120.8           120.8
1994                                130.0           119.7           131.6           105.4
1995                                109.6           161.2           172.3           138.6
1996                                126.5           198.2           214.7           142.1

     The Corporation supplies performance chemicals for lubricants and fuels worldwide. No single peer index or peer company is totally comparable to the Corporation's business. The peer company indices used to compare total shareholder return include companies which supply specialty chemicals to diverse markets. Some of the Corporation's direct competitors are chemical divisions that represent small portions of integrated oil companies and are not included in the peer comparisons since information is not available to the Corporation to show those divisions separately from the parent.

                  EMPLOYEE AND EXECUTIVE OFFICER BENEFIT PLANS

     In addition to the stock option and variable compensation plans described above in this Proxy Statement and the group health, hospitalization and life insurance plans generally available to all employees, the Corporation also maintains the following plans for the benefit of employees and executive officers.

PENSION PLANS

     The Corporation maintains a qualified Pension Plan in which generally all domestic employees of the Corporation participate. The Corporation also maintains a basic supplemental defined benefit plan which provides highly paid employees with the portion of their retirement benefits not permitted to be paid from the Pension Plan due to limitations imposed by the Internal Revenue Code. In addition, the Corporation maintains a special officers' supplemental defined benefit plan which currently covers one officer and is described in footnote (4) below. The following table sets forth the estimated annual retirement benefits payable at age 65 under the Pension Plan and the basic supplemental defined benefit plan in the specified final average pay and years of service classifications.

                                              CREDITED YEARS OF SERVICE
                      -------------------------------------------------------------------------
FINAL AVERAGE PAY     10 YEARS     15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS
-----------------     --------     --------     --------     --------     --------     --------
200$,000.......       $ 27,700     $ 41,550     $ 55,400     $ 69,260     $ 83,110     $ 83,110
400,000.......          56,700       85,050      113,400      141,760      170,110      170,110
600,000.......          85,700      128,550      171,400      214,260      257,110      257,110
800,000.......         114,700      172,050      229,400      286,760      344,110      344,110
1,000,000.....         143,700      215,550      287,400      359,260      431,110      431,110
1,200,000.....         172,700      259,050      345,400      431,760      518,110      518,110

---------------

(1) Benefits under the Pension Plan and the related basic supplemental plan generally are based upon a "final average pay" formula or a "career average pay" formula, whichever produces the higher benefit to a participant. The above table uses the "final average pay" formula since it generally produces the higher benefit at the compensation levels shown. The "final average pay" formula contains a 30-year limitation upon credited years of service. Benefits are computed on the basis of a 10-year certain and life annuity and are not subject to any deduction for Social Security or other offset amounts.

(2) Final average pay is an average of a participant's highest ten consecutive years of compensation covered by the Pension Plan and the related basic supplemental plan. Compensation covered by the Pension Plan and the basic supplemental plan consists of base salary, quarterly pay, overtime pay, shift premium differentials, vacation and holiday pay, paid variable compensation, long-term disability benefits, elective before-tax savings contributions, before-tax cafeteria plan contributions and (for purposes of supplemental plans) compensation deferrals. Covered compensation for the named executive officers is generally the same as that shown in the "annual compensation" columns for such individuals in the summary compensation table above.

(3) The estimated credited years of service for each of the named executive officers (after application of the 30-year service limitation) is as follows: Mr. Bares, 30 years; Messrs. Kirk and Hodge, 24 years; Mr. Andreas, 16 years; and Dr. Hill, 14 years.

(4) Benefits under the special officers' supplemental plan are based upon a "final average pay" formula under which final average pay is an average of a participant's highest three consecutive years of covered compensation during the last ten years. Compensation covered by this plan is the same as described in footnote

                                       17

    (2) above. The plan contains a 30-year limitation upon credited years of service and benefits are computed on the basis of a 10-year certain and life annuity. Benefits under the plan are subject to reduction for Social Security and payments made under other specified benefit plans of the Corporation. After making all deductions required under the plan, the additional benefits payable under this plan at age 65 (assuming current final average pay) to Mr. Bares, who is the current participant in this plan, is approximately $88,000.


PROFIT SHARING AND SAVINGS PLAN

     The Corporation maintains a qualified Profit Sharing and Savings Plan in which generally all domestic employees of the Corporation participate. Each year, the Board of Directors determines the portion, if any, of the Corporation's profits that will be contributed to the profit sharing portion of the Plan. Profit sharing contributions are allocated, pro rata, to participant accounts on the basis of compensation levels.

     Employees may elect to have their base salary reduced by up to 18% (16% for certain highly compensated employees) and to have such amount contributed to the savings portion of the Plan as a before-tax contribution. For employees with at least one year of service, the Corporation contributes an amount equal to 50% of an employee's before-tax contributions that are not in excess of 4% of the employee's base salary. This matching contribution by the Corporation is invested in Common Shares of the Corporation. Participating employees also may make contributions on an after-tax basis, subject to certain overall limitations upon an employee's total before-tax and after-tax contributions. Participants direct the investment of their contributions among a Common Share fund, an equity index fund, a balanced fund, a fixed income fund, an international equity fund, a small cap fund and a global equity fund. Participants vest in profit sharing and matching contributions made by the Corporation at a rate of 20% per year of service. Distribution of a participant's vested account balance generally occurs following retirement, death or other termination of employment.

DEFERRED COMPENSATION PLANS

     The Corporation maintains a deferred compensation plan for executive officers. The plan allows deferral of a pre-selected amount of total annual compensation for one or more designated future successive calendar years. Any amounts so deferred by an officer earn interest at the Federal Reserve 90-day Composite Rate in effect from time to time and are payable to the officer upon cessation of employment in a lump sum or periodic installments over a pre-selected period not exceeding ten years.

     The Corporation established a deferred compensation plan for key executive officers that is effective initially for compensation earned in 1997. The plan allows a key executive officer to defer a pre-selected amount of performance pay under the Corporation's performance pay plan. With respect to amounts so deferred by a key executive officer, share units are credited to a share unit account based upon the current market price of Common Shares, with the resulting units then being multiplied by 1.25. Additional share units are credited on account of quarterly dividends declared on Common Shares. Amounts deferred generally are payable to the key executive officer in Common Shares equivalent to the number of share units in an account three years after the date share units are first credited due to the deferral.

EXECUTIVE DEATH BENEFIT PROGRAMS

     Certain executive officers are eligible to participate in an executive death benefit program which provides a benefit payable to the executive officer's designated beneficiary following the death of the executive officer during employment or after retirement from the Corporation. For currently employed participants, the death benefit is equal to 250% of the executive officer's 1996 base salary plus quarterly pay, reducing to 150% at age 70 and 100% at age 75.

EXECUTIVE AGREEMENTS

     The Corporation has entered into employment termination agreements (the "Termination Agreements") with certain senior executives, including Messrs. Bares, Hill, Andreas, Kirk and Hodge.

     Generally, each Termination Agreement provides that, in the event of a change in control of the Corporation, the executive will be employed by the Corporation at responsibility, salary and benefit levels substantially equal to those immediately preceding the change in control for a period of up to three years (the "Employment Period"). If the executive's employment is terminated during the Employment Period for reasons other than his death, permanent disability, attainment of the normal retirement age or for cause, or if the executive terminates his employment in certain circumstances, the principal benefits provided to the executive are (a) a lump sum payment of an amount equal to the present value of salary and additional forms of cash compensation which the executive would have received during the remainder of the Employment Period and (b) continued employee benefits coverage for the remainder of the Employment Period. The Termination Agreements further provide that the executive is entitled to receive an amount which will be sufficient (on an after-tax basis) to pay any excise taxes that may be applicable to amounts deemed to be paid to the executive by reason of the change in control.

     Each executive has agreed, if he accepts any benefits under his Termination Agreement, not to enter into any activity which would be competitive with the business of the Corporation during a period of one year from the termination of his employment after a change in control. Assuming a change in control were to occur and all of the executive officers with whom the Corporation has entered into Termination Agreements were terminated as of January 1, 1997, the aggregate amount of the lump sum payments which the Corporation would be obligated to make pursuant to the Termination Agreements (including amounts with respect to excise taxes) would be approximately $21.8 million.

SEVERANCE COMPENSATION PLAN

     The Corporation also has in effect a severance compensation plan that provides for a severance payment to U.S. employees if, within fifteen months after a change in control of the Corporation, their employment is terminated for any reason other than death, permanent disability, voluntary retirement or for cause. Executives who receive payments pursuant to Termination Agreements will not receive duplicative severance payments under the severance compensation plan.

     If an employee with five or more years of service with the Corporation is terminated other than as permitted under the severance compensation plan, the benefit provided to such employee under such plan is a lump sum payment equal to the total cash compensation received by the employee in the preceding twelve-month period. Employees with less than five years but more than six months of service would receive a lesser amount proportionate to their length of service.

                            APPOINTMENT OF AUDITORS

     Upon the recommendation of the Audit Committee, the Board of Directors has appointed Deloitte & Touche LLP, independent auditors, to audit the financial statements of the Corporation for the current year ending December 31, 1997. The Board of Directors recommends that shareholders confirm this appointment.

     During 1996, the Corporation engaged Deloitte & Touche LLP to render a variety of services to the Corporation, including the audit of the Corporation's financial statements. The Audit Committee has taken into consideration the fact that the auditors provide services in addition to the audit of the Corporation's financial statements and the possible effect of such services upon the auditor's independence.

     A representative of Deloitte & Touche LLP will be present at the Annual Meeting of Shareholders, will have the opportunity to make a statement and will be available to respond to questions.

               SHAREHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

     Any shareholder who intends to present a proposal at the 1998 Annual Meeting of Shareholders and who wishes to have the proposal included in the Corporation's proxy statement and form of proxy for that meeting must deliver the proposal to the Corporation not later than November 19, 1997. To be eligible to have a proposal included in the Corporation's proxy statement and form of proxy, a shareholder must be the record or beneficial owner of at least 1% or $1,000 in market value of the Corporation's Common Shares entitled to be voted at the 1998 Annual Meeting of Shareholders, and must have held such Common Shares for at least one year.

                                                        THE LUBRIZOL CORPORATION

                                                          K.H. HOPPING
                                                            Secretary

March 19, 1997


A [X] Plese mark your
     votes as in this
     example.

                 FOR  WITHHELD                                                                      FOR   AGAINST  ABSTAIN
1. Election      [ ]    [ ]      DIRECTOR NOMINEES:      2. Appointment of Deloitte & Touche LLP    [ ]      [ ]      [ ]
   of                            Edward F. Bell             as independent auditors
   Directors                     Lester E. Coleman
                                 Forest J. Farmer, Sr.   The Board of Directors recommends a vote FOR the above proposals.
For, except vote withheld from   Ronald A. Mitsch
the following nominees(s):                               If you have a change of address, please indicate
                                                         new address below and mark box to right.
                                                                                                              Change  [ ]
------------------------------                           -------------------------------------------            of
                                                         -------------------------------------------          Address
                                                         -------------------------------------------
                                                                                                              Attend  [ ]
                                                                                                              Meeting




SIGNATURE(S) _______________________________ DATE ________________ SIGNATURE(S) _______________________________ DATE ______________
NOTE:  Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. In case of a corporation, a duly authorized officer should sign on its behalf.


PROXY                    THE LUBRIZOL CORPORATION
             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned shareholder of The Lubrizol Corporation hereby appoints W. G. Bares, R. A. Andreas and K. H. Hopping, and each of them, as agents, with full power of substitution, to vote the shares of the undersigned at the 1997 Annual Meeting of Shareholders of The Lubrizol Corporation to be held on April 28, 1997, and at any adjournments thereof, as indicated on the reverse side of this proxy card.
Comments: _____________________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________
  (Comments will be collected by the Inspector of Elections and forwarded to
                             Lubrizol management)

PLEASE SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, AUTHORITY IS GRANTED TO CAST THE VOTE OF THE UNDERSIGNED FOR ELECTION OF THE NOMINEES AND FOR ITEM 2. THE AGENTS NAMED ABOVE CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS PROXY CARD.

                 (CONTINUED, AND TO BE SIGNED ON OTHER SIDE)